Exhibit 23.3

CONSENT OF RYDER SCOTT COMPANY, L.P.

We hereby consent to the references to our firm in this Amendment to the Registration Statement on Form S-1/A for Diamondback Energy, Inc. and to the use of information from, and the inclusion of, in this Amendment our reports dated January 20, 2012, January 20, 2012 and January 13, 2012 with respect to the estimates of reserves, future production and income attributable to certain leasehold interests of Windsor Permian LLC, Windsor UT, LLC and Gulfport Energy Corporation, respectively, in properties located in the Permian Basin in West Texas, in each case as of December 31, 2011. We further consent to the reference to our firm under the heading “Experts” in this Amendment and related prospectus.

/s/ RYDER SCOTT COMPANY, L.P.

RYDER SCOTT COMPANY, L.P.

TBPE Firm Registration No. F-1580

May 4, 2012

Houston, Texas